As filed with the Securities and Exchange Commission on March 6, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

XERIS BIOPHARMA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	87-1082097
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1375 W. Fulton Street, Suite 1300
Chicago, Illinois 60607
1-844-445-5704
(Address of Principal Executive Offices, including Zip Code)

Xeris Pharmaceuticals, Inc. 2018 Stock Option and Incentive Plan
Xeris Pharmaceuticals, Inc. 2018 Employee Stock Purchase Plan
Xeris Pharmaceuticals, Inc. Inducement Equity Plan, as amended
(Full Title of the Plans)
Paul R. Edick
Chief Executive Officer and Chairman
Xeris Biopharma Holdings, Inc.
1375 W. Fulton Street, Suite 1300
Chicago, Illinois 60607
1-844-445-5704
(Name, Address and Telephone Number of Agent For Service)
Copies to:
Joseph C. Theis, Jr., Esq.
Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE
This Registration Statement on Form S-8 is filed for the purposes of registering (i) 5,525,229 additional shares of common stock, par value $0.0001 per share (“Common Stock”) of Xeris Biopharma Holdings, Inc. (the “Registrant”) that may be issued pursuant to the Xeris Pharmaceuticals, Inc. 2018 Stock Option and Incentive Plan (the “2018 Plan”), (ii) 386,000 additional shares of Common Stock that may be issued pursuant to the Xeris Pharmaceuticals, Inc. 2018 Employee Stock Purchase Plan (the “2018 ESPP”), and (iii) 1,380,762 additional shares of Common Stock that may be issued pursuant to the Xeris Pharmaceuticals, Inc. Inducement Equity Plan (the “Xeris Inducement Plan”).
The number of shares of Common Stock reserved and available for issuance under the 2018 Plan is subject to an automatic annual increase on each January 1 by an amount equal to up to four percent of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31 or such lesser number of shares of Common Stock as determined by the Administrator (as defined in the 2018 Plan). Accordingly, on January 1, 2024, the number of shares of Common Stock reserved and available for issuance under the 2018 Plan increased by 5,525,229. This Registration Statement registers these additional 5,525,229 shares of Common Stock. The additional shares are of the same class as other securities relating to the 2018 Plan for which the Registrant’s registration statement filed on Form S-8 (Registration No. 333-260068) on October 5, 2021, is effective. The number of shares of Common Stock reserved and available for issuance under the 2018 ESPP is subject to an automatic annual increase on each January 1 by an amount equal to the least of one percent of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31, 386,000 shares of Common Stock or such lesser number of shares of Common Stock as determined by the Administrator (as defined in the 2018 ESPP). Accordingly, on January 1, 2024, the number of shares of Common Stock reserved and available for issuance under the 2018 ESPP increased by 386,000. This Registration Statement registers these additional 386,000 shares of Common Stock. The additional shares are of the same class as other securities relating to the 2018 ESPP for which the Registrant’s registration statement filed on Form S-8 (Registration No. 333-260068) on October 5, 2021, is effective. On February 28, 2024, the board of directors of the Registrant (the “Board of Directors”) approved (i) an amendment to the Xeris Inducement Plan to increase the number of shares of Common Stock reserved and available for issuance under the Xeris Inducement Plan by 1,380,762 shares of Common Stock and (ii) an amendment to the Strongbridge Biopharma plc 2017 Inducement Plan (the “Strongbridge Inducement Plan”) to reduce the number of shares of Common Stock reserved and available for issuance under the Strongbridge Inducement Plan by 1,380,762 shares. This Registration Statement registers these additional 1,380,762 shares of Common Stock. The additional shares are of the same class as other securities relating to the Xeris Inducement Plan for which the Registrant’s registration statement filed on Form S-8 (Registration No. 333-260068) on October 5, 2021, is effective. The information contained in the Registrant’s registration statement on Form S-8 (Registration No. 333-260068) is hereby incorporated by reference pursuant to General Instruction E.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 8. Exhibits.
See the Exhibit Index on the following page for a list of exhibits filed as part of this registration statement, which Exhibit Index is incorporated herein by reference.

EXHIBIT INDEX

Exhibit No.	Description

4.1
Specimen Stock Certificate Evidencing Shares of Common Stock (Incorporated by reference to Exhibit 4.1 to our Registration Statement on Form S-3 (File No. 333-262404) filed with the Securities and Exchange Commission on January 28, 2022)

4.2
Xeris Pharmaceuticals, Inc. Inducement Equity Plan (Incorporated by reference to Exhibit 99.1 of Xeris Pharmaceuticals, Inc.’s Registration Statement on Form S-8 filed with the SEC on February 8, 2019 (File No. 333-229587))

4.3*	Amendment to Xeris Pharmaceuticals, Inc. Inducement Equity Plan

5.1*	Opinion of Goodwin Procter LLP

23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm

23.2*	Consent of KPMG LLP, independent registered public accounting firm

23.3*	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

24.1*	Power of attorney (included on signature page).

107*	Filing Fee Table

*	Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chicago, Illinois, on March 6, 2024.

XERIS BIOPHARMA HOLDINGS, INC.

By:	/s/ Paul R. Edick
Paul R. Edick
Chief Executive Officer and Chairman

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul R. Edick and Steven M. Pieper, and each of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, for such person and in such person’s name, place and stead, in any and all capacities, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-8 of Xeris Biopharma Holdings, Inc., and any or all amendments (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or such person’s substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul R. Edick	Chief Executive Officer and Chairman (Principal Executive Officer)	March 6, 2024
Paul R. Edick

/s/ Steven M. Pieper	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 6, 2024
Steven M. Pieper

/s/ B.J. Bormann	Director	March 6, 2024
B.J. Bormann

/s/ Ricki Fairley	Director	March 6, 2024
Ricki Fairley

/s/ Dawn Halkuff	Director	March 6, 2024
Dawn Halkuff

/s/ John H. Johnson	Director	March 6, 2024
John H. Johnson

/s/ Garheng Kong	Director	March 6, 2024
Garheng Kong

/s/ Marla Persky	Director	March 6, 2024
Marla Persky

/s/ John Schmid	Director	March 6, 2024
John Schmid

/s/ Jeffrey Sherman	Director	March 6, 2024
Jeffrey Sherman